Sterilogy LLC

Invest $100.00 minimum investment

Invest

If you knew a Boeing 767 was going to crash today and could prevent it from happening, would you?

Introduction

The World Health Organization states that, "every day, 247 people die in the USA as a result of health care-associated infections. This is equivalent to a 767 aircraft crashing." They go on to say that, "hand hygiene, a very simple action, remains the primary method to reduce infections. "In the U.S. alone, the Centers for Disease Control states that this problem, "results in over $30 billion in unnecessary cost to U.S. Hospitals". Clearly the current system is not working. Proper hand hygiene compliance is nearly impossible with current systems.

Sterilogy has the solution! It has patented a body worn compact personal sanitizer system that is easy to use, visible to the patient, reminds healthcare workers to sanitizer if they inadvertently forget, and records dispensing events instantaneously so that hospital management can view compliance data in real time. In a nutshell, it provides "Convenient Compliance".

Opportunity

In the past, insurance companies reimbursed hospitals for hospital infections, however, in October 2008, Medicare identified numerous "Never Events" which they determined would not be reimbursable. Hospital infections was #1 on the never events list shifting the financial burden to hospitals. The largest paradigm shift came most recently in 2014. Included in the Affordable Care Act was a provision to penalize hospitals for high infection rates. This has been the major motivating factor for hospitals to seek solutions to their infection problem. When a $30 billion financial burden shifts from insurance companies and their subscribers to hospitals, hospitals take action!

Sterilogy's U.S. Hospital market alone is calculated to be over $1.6 billion with additional markets such as international hospitals, home health care, clinics, and doctor's offices tripling the overall market.

There are hand hygiene compliance systems in the marketplace today, however, they have not been widely adopted because they all fail to address the number one reason for poor hand hygiene compliance as identified by the Joint Commission, the foremost accreditation organization of US hospitals. Their study identified that "ineffective placement of dispensers and sinks" was the primary reason for low compliance. The "Five Moments of Hand Hygiene" protocol published by the World Health Organization requires hand sanitizing in 5 major situations. It is virtually impossible to comply with this protocol without having the sanitizer at the "Point of Care". Sterilogy's compact body worn personal sanitizer unit does exactly that and provides Convenient Compliance by having the sanitizer always available at the "Point of Care", making compliance much easier to ultimately help save lives and reduce hospital costs.


Sterilogy
Sterilogy
Sterilogy

Progress

Sterilogy has been granted three utility patents for their system. Sterilogy has approached 3 hospitals and they have all provided a letter of support stating their approval of the system and interest to beta test it once development is completed.

Why the high degree of interest? The problem is large and growing, causing an erosion of healthcare profits. With new legislation, hospitals are being penalized daily through automatic deduction of their reimbursements. Increasing pressure to report infection rates have further exacerbated the problem because patients increasingly avoid hospitals with high infection rates. It is therefore, no surprise that the 21st largest hospital in the U.S. with 1,061 beds exhibited a high degree of interest and desires to test the system.

Business model

Sterilogy's business model is a hybrid model between the razor and razor blade and the subscription model.

Hospitals indicate that obtaining capital appropriations for equipment and systems can be a long and difficult process. For hospitals, costs associated with software subscriptions and other monthly expenses are non-capital appropriation items and therefore are easier to fund and implement. Sterilogy plans to fund its system hardware costs by obtaining an initial down payment for its system subscription and then having an ongoing monthly subscription fee. Separately, the razor blade portion of the business model is the hospitals requirement to purchase replacement sanitizer filled canisters for their healthcare workers' personal sanitizer units.


How It Works
(1) Wears personal sanitizer unit (PSU)
(2) HCW approaches patient
(3) If does not sanitize
(4) Reminded & sanitizes
(5) Date, time & location recorded
(6) Hospital management access data on Sterilogy's website
Sterilogy

Team

Dr. Ahlgren and Mr. Zaima have been friends for over 20 years. Having back problems, Mr. Zaima visited Dr. Ahlgren for a consult appointment and that's when Dr. Ahlgren described the massive problem hospitals face around the world and his idea to help reduce hospital infections. Mr. Zaima had just sold his automotive wiring harness company and the timing could not have been better to embark on this altruistic and promising entrepreneurial venture. Dr. Ahlgren and Mr. Zaima have equal membership interests in the company.

The core team consists of Dr. Ahlgren, Mr. Zaima and Mr. Kaafarani. Sterilogy has an extensive Advisory Board to augment the core team. Their bios are listed below.



Bradley Ahlgren, M.D. Chairman

Dr. Ahlgren is Chairman and co-founder of Sterilogy. He is an accomplished orthopedic spinal surgeon licensed for over 23 years with one of the highest grossing practices within the Beaumont Healthcare System and is in the top 10 practices in the U.S. based on the number of spinal surgeries. He has numerous presentations, publications, and research in the field of spinal health and surgical procedures.

Dr. Ahlgren is a clinician that experiences real life in field situations with hospital infections and lives to eradicate this never event in theory and practice.

Dr. Ahlgren's experience created the nexus of the original idea. As a surgeon, he is a customer and influencer that would be a user and contributor to the development and improvement of the system as we approach next generation products.



Hal Zaima President

Mr. Zaima is an engineer by education by way of the U.S. Military Academy at West Point, NY and also has a Masters in Business Administration. Mr. Zaima is the President and co-founder and has run the day to day operations of Sterilogy since its inception. The primary focus has been on patent application, product development and customer collaboration.

Prior to starting Sterilogy, Mr. Zaima owned and operated a wiring harness company supplying both the automotive and marine industries. During his ownership, the company started 2 manufacturing plants (47,000 & 66,000 SF) and a distribution center as well as established a strategic alliance with a Chinese components manufacturer.

Prior to the wiring harness company, Mr. Zaima started companies in the U.S. and U.K. for two multi-billion companies and established joint ventures in Germany, France, Italy, Spain and Australia.



William Kaafarani — Partner

Born and raised in Abu Dhabi, U.A.E., Mr. Kaafarani is also Managing Director of MenaCare. MenaCare's mission is to bring game changing healthcare innovations in the U.S. to the Middle East and North Africa (MENA region).

Mr. Kaafarani has launched the Hospital 2020 initiative to transform healing environments by helping to adopt safe, green, innovative practices globally. He has patented and licensed various methods that leverage patient engagement improving outcomes and eliminating waste, fraud and abuse in healthcare.

Advisory Board

Helen Paxton — Infection Preventionist

St. Francis Healthcare, part of Trinity Health. Trinity Health is one of the largest multi-institutional Catholic health care delivery systems in the nation.

Thomas Bakehorn — PhD - BS, MS, & PhD degrees in biology and bio-chemistry

Dr. Bakehorn worked 8 years for three large medical/scientific corporations. Dr. Bakehorn is a co-developer of the patented MastiClean product formula. Currently the director of Product Research and Development at ParaHealth, Inc.

Phillip Davis — PhD, professor at University of Utah

Dr. Davis has led two companies licensed by the University of Utah Commercialization Office, Neurotraq and Innoception. Both companies focusing on medical/health innovation.

Tomasz Petelenz — PhD, Research Associate Professor at the Department of Bioengineering, University of Utah

Dr. Petelenz's teaching and research interests include translational bioengineering, regulatory science, and medical device design.

Christopher Reilly — PhD, a Pharmacologist and Toxicologist

Dr. Reilly's interests lies in elucidating biochemical mechanisms by which chemicals interact with and affect, in beneficial and adverse ways, humans and animals.

Collaboration Companies

Dynamic Tool
Can development and manufacturer

Elite Mold
Holster development and manufacturer

Grand Valley State University
"applied Medical Device Institute" - Electronics development

University of Utah and ParaHealth
Collaboration partner on a joint Small Business Innovation Research (SBIR) grant through National Institute of Health.

Other Information

Since Sterilogy's system is in its final stage of development, it has not conducted its own case study to date, however, competitive hand hygiene systems that utilize wall mounted sanitizer dispensers have conducted extensive clinical trials. The results prove that hand hygiene systems do work. Results of two such studies described below.

Miami Children's Hospital during their 6-month study reported:

- Compliance rate in the high 90's using an electronic hand hygiene system.
- This translated into an 89% reduction in infection rates.

Princeton Baptist MC of Birmingham, AL

- During their two pilot studies reported a reduction in Hospital Associated Infections of 22.0% and 35.1%.

So why hasn't current hand hygiene systems been widely adopted? Because while clinical studies showed great results, these competitive systems all utilize wall mounted dispensers with alcohol sensors mounted next to the sanitizer dispensers requiring the healthcare workers to stop and take 30 – 60 seconds causing inefficiencies in workflow. In contrast Sterilogy's system will improve workflow while the healthcare worker can simply sanitizer on the go.

Become a part of Sterilogy

There are very few opportunities that comes along where an investor can help save lives and provide a huge cost saving initiative for their customers all resulting in an opportunity for a large return on investment. This is such an opportunity!

Sterilogy will issue quarterly newsletters to keep our investment community engaged as well as flash news updates for any key milestones such as major contracts, clinical test results, and revenue milestones to name a few.

This is an offering of Membership Unit, under registration exemption 4(a)(6), in Sterilogy LLC. This offering must raise at least $10,000 by July 15, 2018 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Sterilogy may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,000,000 shares × $5.00 per share
= $5,000,000 implied valuation

Financials

The funds raised will be used to complete the electronic and software development of Sterilogy's hand hygiene monitoring and compliance system, purchase equipment and produce clinical test parts in preparation for the beta tests with area hospitals currently waiting to try Sterilogy's system.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Summary

- Help save lives today because the life you save could be your own.
- A multi-billion market opportunity in a nearly untapped global market.
- Small market penetration yields large and ongoing ROI.

Sterilogy's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

Ask Sterilogy a question

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.